Company Contact:
Global Med Technologies®, Inc.
Michael I. Ruxin, M.D
Chairman and CEO
(303) 238-2000

GLOBAL MED TECHNOLOGIES®, INC. REPORTS
ITS EIGHTH CONSECUTIVE QUARTER OF REVENUE GROWTH

DENVER, CO – (July 27, 2006) – Global Med Technologies®, Inc. (OTCBB: GLOB) has reported its eighth consecutive quarter of revenue growth. The Company’s revenues increased to $3.014 million for the three months ended June 30, 2006 from $2.854 million for the comparable quarter in 2005. For the quarter ended June 30, 2006, the Company’s reported net income of $178 thousand and the Company’s operations generated $380 thousand in cash flows.

Michael I. Ruxin, M.D., Chairman and CEO of Global Med Technologies, Inc., commenting on the quarter’s results, stated, “The Company continued its eighth consecutive quarter of revenue growth and the Company has been profitable in five of the last six quarters. Our cash flows from operations continue to be robust with $380 thousand generated for the quarter ended June 30, 2006 and $513 thousand for the six months ended June 30, 2006. The Company continues to anticipate revenue growth, profitability, and positive cash flows from operations for 2006.”

Thomas F. Marcinek, the Company’s President and COO, stated, “Global Med’s revenues continue to grow. The Company’s new system sales were much more robust in the second quarter than in the first quarter. Our second quarter sales helped to increase the Company’s backlog of unrecognized software license and implementation fees and will increase our recurring maintenance revenue in future years.”

The following table provides information related to the Company's operations for the three and six months ended June 30, 2006 and 2005:

GLOBAL MED TECHNOLOGIES, INC. (OTC Bulletin Board: GLOB)
Selected Results
Three Months Ended June 30,
In (000s) (Unaudited)

	2006	2005
Revenues	$ 3,014	$ 2,854
Cost of revenues and
operating expenses	$ 2,833	$ 2,534
Income from operations	$ 181	$ 320
Other income (expenses)	$ (3)	$ (7)
Net income	$ 178	$ 313
Preferred dividends	—	$ (183)
Net income available to common
shareholders	$ 178	$ 130
Income per share
Basic	$ 0.01	$ 0.00
Diluted	$ 0.00	$ 0.00

Weighted average shares
outstanding
Basic	23,212	27,705
Diluted	39,260	42,225

Selected Results
Six Months Ended June 30.
In (000s) (Unaudited)

	2006	2005
Revenues	$ 5,830	$ 5,429
Cost of revenues and
operating expenses	$ 5,591	$ 4,985
Income from operations	$ 239	$ 444
Other income (expenses) *	$ 718	$ (14)
Net income	$ 957	$ 430
Preferred dividends	—	$ (330)
Net income available to common
shareholders	$ 957	$ 100
Income per share
Basic	$ 0.04	$ 0.00
Diluted	$ 0.02	$ 0.00

Weighted average shares
outstanding
Basic	23,122	27,665
Diluted	40,531	42,372

*The Company recognized $724 thousand in income related to the change in estimated fair value of a derivative instrument during March of 2006. As of March 31, 2006, this derivative was no longer on the Company’s balance sheet.

About Global Med Technologies, Inc.
Global Med Technologies, Inc. is an international e-Health, medical information technology company, providing information management software products and services to the healthcare industry. Its Wyndgate Technologies division is a leading supplier of information management systems to U.S. and international blood centers and hospital transfusion centers. Current clients of Wyndgate’s products and services manage more than 3 million units of blood, or over 22% of the U.S. blood supply, each year. Wyndgate’s products are being used in Canada and sub-Saharan Africa, and are being implemented in the Caribbean. Together, the SafeTrace Tx**® advanced transfusion management system and the SafeTrace® donor management system provide Vein-to-Vein® tracking from donor collection to patient transfusion.

For more information about Global Med’s products and services, please call 800-WYNDGATE or visit www.globalmedtech.com, www.peoplemed.com and www.wyndgate.com.

Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of the Safe Harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the Company's products and services in the marketplace, regulatory and competitive factors, new products and technological changes, the Company's dependence upon third-party suppliers, and other risks detailed from time to time in the Company's Form 10-KSB and other regularly filed reports. The results of operations for the quarter ended June 30, 2006 are not necessarily indicative of the results that may be expected for any other future period.

**Patent Pending